Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green

Green Communications Consulting, LLC

(650) 312-9060

AXT, Inc. Announces Second Quarter 2009 Financial Results

FREMONT, Calif., July 30, 2009 — AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the second quarter ended June 30, 2009.

Second Quarter 2009 Results

Revenue for the second quarter of 2009 was $13.1 million, compared with $7.7 million in the first quarter of 2009, and $19.9 million in the second quarter of 2008. Total gallium arsenide (GaAs) substrate revenue was $10.1 million for the second quarter of 2009, compared with $5.0 million in the first quarter of 2009, and $13.1 million in the second quarter of 2008. The increase in GaAs substrate revenue in the second quarter of 2009 compared to the first quarter of 2009 was primarily due to the overall increased demand in all diameters, particularly 6-inch substrates.

Indium phosphide (InP) substrate revenue was $684,000 for the second quarter of 2009, compared with $490,000 in the first quarter of 2009, and $500,000 in the second quarter of 2008. As a result of increased production orders from our newly qualified European customer, germanium (Ge) substrate revenue was $1.2 million compared with $622,000 in the first quarter of 2009 and $1.4 million in the second quarter of 2008. Raw materials sales were $1.0 million for the second quarter of 2009, compared with $1.5 million in the first quarter of 2009 and $4.9 million in the second quarter of 2008 as a result of lesser customer demand since late 2008.

Gross margin was 19.3 percent of revenue for the second quarter of 2009. This included a benefit from the sale of approximately $633,000 of fully reserved wafers, which positively affected the quarterly gross margin by 4.8 percentage points. By comparison, gross margin in the first quarter of 2009 was negative 3.1 percent. This included a benefit from the sales of approximately $414,000 of fully reserved wafers, which positively affected first quarter gross margin by 5.4 percentage points. Gross margin in the second quarter of 2008 was 32.3 percent, which included a benefit from the sale of approximately $735,000 of fully reserved wafers, which positively affected the quarterly gross margin by 3.7 percentage points.

Operating expenses were $3.8 million in the second quarter of 2009, compared with $5.0 million in the first quarter of 2009 (which included a $0.5 million restructuring charge), and $4.1 million in the second quarter of 2008.

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

Loss from operations for the second quarter of 2009 was $1.3 million compared with loss from operations of $5.2 million in the first quarter of 2009, and income from operations of $2.3 million in the second quarter of 2008.

Net interest and other income for the second quarter of 2009 was $355,000, which included an unrealized foreign exchange gain of $212,000, compared with net interest and other loss of $378,000 in the first quarter of 2009, which included an unrealized foreign exchange loss of $409,000, and net interest and other loss of $277,000 in the second quarter of 2008.

Net loss in the second quarter of 2009 was $1.3 million or a loss of $0.04 per diluted share, compared with net loss of $5.5 million or a loss of $0.18 per diluted share in the first quarter of 2009, and net income of $0.7 million, or $0.02 per diluted share in the second quarter of 2008.

Cash and equivalents including restricted deposits were $33.6 million as of June 30, 2009, compared with $32.5 million as of March 31, 2009.

Management Qualitative Comments

“Following very challenging industry conditions early in the year, we are pleased to report that the improvements we began to see at the end of the first quarter continued through the second quarter, resulting in stronger sales and improved gross margins,” said Morris Young, chief executive officer.  “We believe that inventory levels in the supply chain have improved from the first quarter, with the exception of our gallium raw materials, which are not expected to begin to recover until later in 2009.  Our qualification efforts in both gallium arsenide and germanium substrates have been very successful and we are pleased with our increasing diversification in these areas.”

Recent Company Highlights

The company announced that the Board of Directors appointed Morris S. Young, Ph.D. as chief executive officer, effective July 16, 2009. Young co-founded AXT in 1986 and served as its chief executive officer from 1989 to 2004. He has been a director of AXT since 1989 and held the position of chairman of the Board from 1998 to 2004.

“We were very pleased to announce the appointment of Morris Young, AXT’s founder, as chief executive officer,” said Jesse Chen, chairman of AXT’s Board of Directors.  “Morris’ knowledge of AXT and its markets have allowed him to engage very quickly in all aspects of the company’s operations and to make an immediate positive contribution.  The Board and I strongly believe in his vision for AXT and I look forward to working with him again in this capacity.”

Chen continued, “I am also grateful to AXT’s dedicated management team, who has continued to work very diligently through this time towards our common goal of ensuring a smooth transition and consistent support for our customers and employees.”

Outlook for Third Quarter, Ending September 30, 2009

AXT estimates revenue for the third quarter will increase to between $14.0 million and $15.0 million. The company estimates that net income (loss) per share will be between $(0.03) and $0.00, which takes into account a weighted average share count of approximately 30.5 million shares.

Conference Call

The company will also host a conference call to discuss these results on July 30, 2009 at 1:30 p.m. PST. The conference call can be accessed at (719) 325-4806 (passcode 6879442). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (719) 457-0820 until August 6, 2009. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China. In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California. The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications. In addition to our manufacturing facilities in China, we have invested in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our outlook for the third quarter of 2009, the improvement of our competitive position as the market improves, the recovery of gallium raw materials inventory levels, and the impact of our customer qualifications. These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to overall conditions in the markets in which the company competes; global financial conditions and uncertainties, market acceptance and demand for the company’s products; the impact of delays by our customers on the timing of sales of products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission. Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information or future events.

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FINANCIAL TABLES TO FOLLOW

AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenue	$13,055	$19,932	$20,709	$39,566
Cost of revenue	10,539	13,488	18,430	26,901
Gross profit	2,516	6,444	2,279	12,665

Operating expenses:
Selling, general and administrative	3,486	3,578	7,492	7,245
Research and development	355	569	815	1,073
Impairment on assets held for sale	—	—	—	83
Restructuring charge	—	—	507	—
Total operating expenses	3,841	4,147	8,814	8,401
Income (loss) from operations	(1,325)	2,297	(6,535)	4,264
Interest income, net	34	241	78	365
Other income (expense), net	321	(518)	(101)	409

Income (loss) before provision for income taxes	(970)	2,020	(6,558)	5,038
Provision for income taxes	308	635	312	1,195
Net income (loss)	(1,278)	1,385	(6,870)	3,843

Less: Net income (loss) attributable to noncontrolling interest	(2)	(648)	74	(1,147)
Net income (loss) attributable to AXT, Inc.	$(1,280)	$737	$(6,796)	$2,696

Net income (loss) attributable to AXT, Inc. per common share:
Basic	$(0.04)	$0.02	$(0.23)	$0.09
Diluted	$(0.04)	$0.02	$(0.23)	$0.08

Weighted average number of common shares outstanding:
Basic	30,439	30,421	30,437	30,403
Diluted	30,439	31,562	30,437	31,573

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AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	June 30,	December 31,
	2009	2008
Assets:
Current assets
Cash and cash equivalents	$12,413	$13,566
Short-term investments	18,216	17,756
Accounts receivable, net	12,883	11,497
Inventories, net	28,304	35,082
Prepaid expenses and other current assets	1,734	3,131
Total current assets	73,550	81,032

Property, plant and equipment, net	20,957	22,184
Restricted deposits	3,000	3,013
Other assets	5,531	5,433

Total assets	$103,038	$111,662

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$4,347	$6,657
Accrued liabilities	4,574	4,453
Line of credit	3,000	3,013
Current portion of long-term debt	74	73
Total current liabilities	11,995	14,196

Long-term debt, net of current portion	459	496
Other long-term liabilities	64	94
Total liabilities	12,518	14,786

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	187,403	186,784
Accumulated deficit	(106,028)	(99,232)
Other comprehensive income	3,432	2,580
Total AXT, Inc. stockholders’ equity	88,339	93,664

Noncontrolling interest	2,181	3,212
Total stockholders’ equity	90,520	96,876

Total liabilities and stockholders’ equity	$103,038	$111,662